Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
ALCOA CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

ALCOA CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”) (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware, as it may be amended:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated the number of shares to be included in such series and fixed the designations, powers, rights and preferences of the shares of such series, and the qualifications, limitations and restrictions, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights, of such series as follows:

Section I. Designation.

There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock,” par value $0.01 per share (the “Non-Voting Preferred Stock”) and the number of shares constituting such series shall be 10,000,000. The designations, powers, rights and preferences and the qualifications, limitations and restrictions of the Non-Voting Preferred Stock shall be as set forth herein. The Non-Voting Preferred Stock shall be issued in book-entry form on the Corporation’s share ledger, subject to the rights of holders to receive certificated shares under the DGCL.

Section II. Definitions. For purposes hereof, the following terms shall have the following meanings, unless the context otherwise requires:

“Additional Issuance” has the meaning specified in Section III(b)(i).

“Additional Issuance Conversion Date” means the second Business Day following delivery of a valid Additional Issuance Notice.

“Additional Issuance Notice” has the meaning specified in Section III(b)(ii).

“Additional Shares of Common Stock” has the meaning specified in Section VII(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise). Notwithstanding the foregoing, (a) neither the Corporation nor any of its Affiliates shall be deemed to be an Affiliate of CITIC or its Affiliates and (b) neither CITIC nor any of its Affiliates shall be deemed to be an Affiliate of the Corporation or any of its Affiliates.

“Applicable Conversion Rate” means the Initial Conversion Rate, subject to adjustment pursuant to Sections VII for any such event occurring subsequent to the initial determination of such rate.

“Authorized Repurchases” means the number of shares of Common Stock calculated by dividing the dollar amount of the remaining unused balance of any publicly disclosed share repurchase program of the Corporation by the Fair Market Value.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“BHCA Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Board” has the meaning specified in the preamble.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banking institutions in the City of New York, New York are required or authorized by Law to be closed.

“Certificate of Designation” means this Certificate of Designation of the Non-Voting Preferred Stock of the Corporation.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation (as amended and/or restated from time to time).

“CITIC” means Bestbuy Overseas Co. Ltd.

“Class of Voting Security” shall be interpreted in a manner consistent with how “class of voting shares” is defined in 12 C.F.R. Section 225.2(q)(3) or any successor provision.

“Closing Date” means, with respect to any shares of Non-Voting Preferred Stock, the date that such shares of Non-Voting Preferred Stock are issued.

“Common Equivalent Dividend Amount” has the meaning specified in Section IV(a).

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion Date” means either the Additional Issuance Conversion Date or a Convertible Transfer Conversion Date, as applicable.

“Conversion Shares” has the meaning specified in Section III(a)(ii).

“Convertible Transfer” means a Transfer by the Holder (a) to the Corporation; (b) in a widely distributed public offering of Common Stock issuable upon conversion of the Non-Voting Preferred Stock; (c) in a transaction or series of related transactions in which no one transferee (or group of associated transferees) acquires two percent (2%) or more of any Class of Voting Securities of the Corporation then outstanding; or (d) to a transferee that controls more than fifty percent (50%) of every Class of Voting Securities of the Corporation then outstanding without giving effect to such Transfer.

“Convertible Transfer Conversion Date” means the date that a Convertible Transfer is consummated, which shall occur no later than the second Business Day following delivery of a valid Notice of Convertible Transfer and Conversion.

“Convertible Transfer Notice Documents” has the meaning specified in Section III(a)(ii).

“Corporation” means Alcoa Corporation.

“DGCL” means the General Corporation Law of the State of Delaware, as it may be amended.

“Exchange” has the meaning specified in Section IX(a).

“Exchange Notice” has the meaning specified in Section IX(a).

“Exchange Property” has the meaning specified in Section VIII(a).

“Exchanged Common Shares” has the meaning specified in Section IX(a).

“Fair Market Value” means the volume-weighted average price (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Holder and the Corporation) on the NYSE of the Common Stock for the five (5) prior trading days.

“Government Entity” means any (a) federal, state, local, municipal, foreign or other government; (b) governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official, committee or entity and any court or other tribunal), whether foreign or domestic; or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including, without limitation, any arbitral tribunal and self-regulatory organizations.

“Holder” means the Person in whose name any shares of Non-Voting Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Non-Voting Preferred Stock for the purpose of making payment and settling conversion and for all other purposes.

“Initial Conversion Rate” means, for each share of Non-Voting Preferred Stock, one share of Common Stock.

“Junior Securities” has the meaning specified in Section VI(a).

“Law” means, with respect to any Person, any legal, regulatory and administrative laws, statutes, rules, Orders and regulations applicable to such Person.

“Liquidation Preference” means, for each share of Non-Voting Preferred Stock, an amount equal to $0.0001 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Non-Voting Preferred Stock).

“Maximum Conversion” has the meaning specified in Section IX(b).

“Non-BHCA Affiliate” means a Person that is both (a) not CITIC and (b) not a BHCA Affiliate of the Holder or CITIC.

“Non-Voting Preferred Stock” has the meaning specified in Section I.

“Notice of Convertible Transfer and Conversion” has the meaning specified in Section III(a)(ii).

“NYSE” means the New York Stock Exchange.

“Order” means any applicable order, injunction, judgment, decree, ruling, or writ of any Government Entity.

“Parity Securities” has the meaning specified in Section VI(a).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Sections 13(d)(3) and 14(d) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Recent Outstanding Common Shares” means the number of shares of Common Stock outstanding as set forth on the balance sheet of the Corporation in its most recent periodic filing with the SEC.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee of the Board or by statute, contract or otherwise).

“Reorganization Event” has the meaning specified in Section VIII(a).

“SEC” means the Securities and Exchange Commission.

“Senior Securities” has the meaning specified in Section VI(a).

“Share Repurchase” has the meaning specified in Section IX(a).

“Subject Preferred Share” has the meaning specified in Section III(a)(i).

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or similarly dispose of or transfer (by merger, disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by merger, disposition, operation of Law or otherwise), of any interest in any equity securities beneficially owned by such Person.

“Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.

Section III. Conversion.

(a) Conversion upon Convertible Transfer.

(i) Upon the terms and in the manner set forth in this Section III, on any Convertible Transfer Conversion Date for any Convertible Transfer to a Non-BHCA Affiliate, each share of Non-Voting Preferred Stock subject to such Convertible Transfer (each, a “Subject Preferred Share”) will be converted into a number of fully-paid and non-assessable shares of Common Stock equal to the Applicable Conversion Rate. The Subject Preferred Shares so converted will be cancelled as described in Section XIII below.

(ii) To effect a Convertible Transfer, a Holder shall deliver to the Corporation a written notice (the “Notice of Convertible Transfer and Conversion”) that (1) identifies the proposed transferee and manner and date of Transfer (which shall be two (2) Business Days following delivery of the Notice of Convertible Transfer and Conversion), the number of Subject Preferred Shares to be converted and the corresponding number of shares of Common Stock to be transferred (the “Conversion Shares”), (2) certifies that such Transfer is a Convertible Transfer and that the proposed transferee is a Non-BHCA Affiliate, (3) notifies the Corporation that such Holder is tendering the Subject Preferred Shares for conversion in accordance with this Certificate of Designation and (4) provides instructions for delivery of the Conversion Shares to the proposed transferee on the Convertible Transfer Conversion Date (collectively, the “Convertible Transfer Notice Documents”). The Notice of Convertible Transfer and Conversion must be received by the Corporation by 4:00 p.m. Eastern Time two (2) Business Days prior to the Convertible Transfer Conversion Date.

(iii) Following receipt of valid Convertible Transfer Notice Documents, on the Convertible Transfer Conversion Date, the Corporation shall effect the conversion of the Subject Preferred Shares by delivering the Conversion Shares in accordance with the instructions provided in the Notice of Convertible Transfer and Conversion.

(b) Conversion upon Additional Issuance.

(i) If any action by the Corporation, which may include the issuance of additional Common Stock (any such action, an “Additional Issuance”), has the effect of reducing the percentage of a Class of Voting Securities held by CITIC (together with its BHCA Affiliates), then CITIC may elect to convert each share of the Non-Voting Preferred Stock into a number of fully-paid and non-assessable shares of Common Stock equal to the Applicable Conversion Rate so long as such conversion does not allow CITIC (together with its BHCA Affiliates) to acquire a higher percentage of the Class of Voting Securities than (x) 4.9% or (y) if lower, the percentage of the Class of Voting Securities CITIC (together, with its BHCA Affiliates) controlled immediately prior to such conversion.

(ii) Upon CITIC’s (or its Affiliates) election to convert the Non-Voting Preferred Stock pursuant to Section III(b)(i), CITIC shall deliver to the Corporation a written notice (the “Additional Issuance Notice”) that notifies the Corporation that such Holder is tendering the Non-Voting Preferred Stock for conversion in accordance with Section III(b)(i) of this Certificate of Designation. Any such conversion shall be settled by the Corporation on the second Business Day following delivery of a valid Additional Issuance Notice in accordance with Section XVI.

(c) Immediately upon a conversion pursuant to Section III(a) or Section III(b), the rights of the Holders with respect to the shares of the Non-Voting Preferred Stock so converted shall cease and the Persons entitled to receive the shares of Common Stock upon the conversion of such shares of Non-Voting Preferred Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of the shares of Non-Voting Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(d) No fractional shares of Common Stock shall be issued upon any conversion of shares of Non-Voting Preferred Stock. If more than one share of Non-Voting Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Non-Voting Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Non-Voting Preferred Stock, such fractional share will be rounded as follows: (i) if the fractional share is less than 0.5 shares, it will be rounded down to zero; and (ii) if the fractional entitlement is equal to or more than 0.5 shares, it will be rounded up to one.

(e) All shares of Common Stock which may be issued upon conversion of the shares of Non-Voting Preferred Stock will, upon issuance by the Corporation, be duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right or Law.

(f) Effective immediately prior to the applicable Conversion Date, dividends or distributions shall no longer be declared on the shares of Non-Voting Preferred Stock subject to conversion and such shares of Non-Voting Preferred Stock shall cease to be outstanding, in each case, subject to the rights of Holders to receive any declared and unpaid dividends or distributions on such shares and any other payments to which they are otherwise entitled pursuant to Section IV.

Section IV. Dividend Rights.

(a) With respect to any Non-Voting Preferred Stock, from and after the Closing Date for such Non-Voting Preferred Stock to but excluding the applicable Conversion Date for such Non-Voting Preferred Stock, (i) the Holders shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, all dividends or distributions (excluding any dividends or distributions that would adjust the Applicable Conversion Rate pursuant to Section VII or would constitute, or be part of, a Reorganization Event) declared and paid or made in respect of the shares of Common Stock, at the same time and on the same terms as holders of Common Stock, in an amount per share of Non-Voting Preferred Stock equal to the product of (x) the Applicable Conversion Rate then in effect and (y) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock (the “Common Equivalent Dividend Amount”), and (ii) the Board or any duly authorized committee thereof may not declare and pay any such dividend or make any such distribution in respect of Common Stock unless the Board or any duly authorized committee of the Board declares and pays to the Holders, at the same time and on the same terms as holders of Common Stock, the Common Equivalent Dividend Amount per share of Non-Voting Preferred Stock.

Notwithstanding any provision in this Section IV(a) to the contrary, no Holder of a share of Non-Voting Preferred Stock shall be entitled to receive any dividend or distribution made with respect to the Common Stock where the Record Date for determination of holders of Common Stock entitled to receive such dividend or distribution occurs prior to the date of issuance of such share of Non-Voting Preferred Stock.

(b) Each dividend or distribution declared and paid pursuant to paragraph (a) above will be payable to Holders of record of shares of Non-Voting Preferred Stock as they appear in the records of the Corporation at the close of business on the same day as the Record Date for the corresponding dividend or distribution to the holders of shares of Common Stock.

(c) Except as set forth in this Certificate of Designation, the Corporation shall have no obligation to pay, and the holders of shares of Non-Voting Preferred Stock shall have no right to receive, dividends or distributions at any time.

(d) No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on shares of Non-Voting Preferred Stock that may be in arrears.

Notwithstanding any provision in this Certificate of Designation to the contrary, Holders shall not be entitled to receive any dividends or distributions on any shares of Non-Voting Preferred Stock on or after the applicable Conversion Date in respect of such shares of Non-Voting Preferred Stock that have been converted as provided herein, except to the extent that any such dividends or distributions have been declared by the Board or any duly authorized committee of the Board and the Record Date for such dividend occurs prior to such applicable Conversion Date (in which case, for the avoidance of doubt, Holders shall not be entitled to receive any such dividends or distributions in respect of the shares of Common Stock to which such shares of Non-Voting Preferred Stock have been converted).

Section V. Voting.

(a) Except as otherwise may be required by Law or as set forth in paragraph (b) below, the Holders shall not be entitled to vote on any matter submitted to a vote of the shareholders of the Corporation.

(b) So long as any shares of Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Non-Voting Preferred Stock, voting as a single and separate class, amend, alter or repeal any provision of (A) this Certificate of Designation or (B) the Certificate of Incorporation or the Corporation’s bylaws that would alter, modify or change the powers, preferences or special rights of the Non-Voting Preferred Stock, in each case, by any means, including, without limitation, by merger, consolidation, reclassification, or otherwise (other than in connection with a Reorganization Event where the shares of Non-Voting Preferred Stock will be converted in accordance with Section VIII) so as to, or in a manner that would, change the rights or preferences of the Non-Voting Preferred Stock.

(c) Notwithstanding the foregoing, the Holders shall not have any voting rights set out in paragraph (b) above if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Non-Voting Preferred Stock shall have been converted into shares of Common Stock.

Section VI. Rank; Liquidation.

(a) With respect to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, except subject to (b) below, the Non-Voting Preferred Stock shall rank (i) senior to all of the Common Stock to the extent (and only to the extent) set forth in (b) below; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any shares of Non-Voting Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created (x) specifically ranking by its terms on parity with the Non-Voting Preferred Stock or (y) that does not by its terms rank junior or senior to the Non-Voting Preferred Stock (“Parity Securities”) (other than Common Stock or any future class or series of common stock of the Corporation); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any shares of Non-Voting Preferred Stock (“Senior Securities”).

(b) Subject to any superior liquidation rights of the holders of any Senior Securities of the Corporation and the rights of the Corporation’s existing and future creditors, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Holder shall be entitled to be paid out of the assets of the Corporation legally available for distribution to shareholders, (i) prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities (other than Common Stock or any future class or series of common stock of the Corporation), an amount equal to the sum of the Liquidation Preference for each share of Non-Voting Preferred Stock held by such Holder and (ii) after the payment of the amount set forth in (i) above and pari passu with any distribution to the holders of Parity Securities (including Common Stock or any future class or series of common stock of the Corporation), the amount the Holders would have received if, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Non-Voting Preferred Stock had converted into Common Stock (based on the then effective Applicable Conversion Rate and without giving effect to any limitations on conversion set forth herein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section VI and will have no right or claim to any of the Corporation’s remaining assets.

(c) In the event the assets of the Corporation available for distribution to shareholders upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Non-Voting Preferred Stock contemplated by Section VI(b), the Holders and the holders of any Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled (it being understood that, for purposes of the foregoing, Parity Securities shall not include Common Stock).

(d) For purposes of this Section VI, the sale, conveyance, exchange or Transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or Person or the merger, consolidation or any other business combination of any other corporation or Person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section VII. Anti-Dilution Adjustments.

(a) In the event the Corporation shall at any time prior to an applicable Conversion Date issue Additional Shares of Common Stock, then the Applicable Conversion Rate shall be adjusted, concurrently with such issue, to a rate determined in accordance with the following formula:

(b) For purposes of the foregoing formula, the following definitions shall apply:

(i) “CR0” shall mean the Applicable Conversion Rate in effect immediately before the close of business on the Record Date or effective date, as applicable, for such issuance of Additional Shares of Common Stock;

(ii) “CR1” shall mean the Applicable Conversion Rate in effect immediately after the close of business of the Record Date or effective date, as applicable, of such issuance of Additional Shares of Common Stock;

(iii) “OS0” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Shares of Common Stock; and

(iv) “OS1” shall mean the number of shares of Common Stock outstanding immediately following such issuance of Additional Shares of Common Stock.

(c) For the purposes of this Section VII, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after the Closing Date and prior to an applicable Conversion Date as a distribution, dividend, stock split, stock combination or other similar recapitalization with respect to the Common Stock (in each case excluding an issuance solely pursuant to a Reorganization Event).

(d) Notwithstanding the foregoing, if any distribution, dividend, stock split, stock combination or other similar recapitalization with respect to the Common Stock as described above is declared or announced, but not so paid or made, then the Applicable Conversion Rate in effect will be readjusted, effective as of the date the Board, or any officer acting pursuant to authority conferred by the Board, determines not to pay such distribution or dividend or to effect such stock split or stock combination or other similar recapitalization, to the Applicable Conversion Rate that would then be in effect had such dividend, distribution, stock split, stock combination or similar recapitalization not been declared or announced.

Section VIII. Reorganization Event.

(a) Upon the occurrence of a Reorganization Event prior to an applicable Conversion Date, each share of Non-Voting Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, automatically convert into the types and amounts of securities and cash that is or was receivable in such Reorganization Event by a holder of the number of shares of Common Stock into which such share of Non-Voting Preferred Stock was convertible immediately prior to such Reorganization Event in exchange for such shares of Common Stock (such securities and cash, the “Exchange Property”), provided that if (x) the Exchange Property consists of Voting Securities of another Person and (y) after giving effect to such automatic conversion, CITIC and its Affiliates would collectively hold more than 4.9% of any Class of Voting Securities of such Person that is impermissible for CITIC to hold under the BHCA, then, at the Corporation’s election, the Corporation may redeem the portion of the Holder’s Non-Voting Preferred Stock that would cause CITIC and its Affiliates to collectively hold more than 4.9% of any Class of Voting Securities of such Person that is impermissible for CITIC to hold under the BHCA at a cash price per share of Non-Voting Preferred Stock equal to the product of the Applicable Conversion Rate and the Fair Market Value of the Common Stock. The Holders shall not have any separate class vote on any Reorganization Event. A “Reorganization Event” shall mean:

(i) any consolidation, merger, conversion or other similar business combination of the Corporation with or into another Person (other than a transaction in which the holders of the voting securities of the surviving corporation in such transaction immediately following the transaction are substantially the same as the holders of Common Stock immediately prior to such transaction), in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;

(ii) any sale, Transfer, lease, or conveyance to another Person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or such Person (other than a transaction in which the holders of the voting securities of such Person immediately following the transaction are substantially the same as the holders of Common Stock immediately prior to such transaction); or

(iii) any statutory exchange of the outstanding Common Stock for securities of another Person (other than in connection with a merger or acquisition but not in a transaction in which the holders of the voting securities of such Person immediately following the transaction are substantially the same as the holders of Common Stock immediately prior to such transaction).

(b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Corporation shall ensure that the Holders have the same opportunity to elect the form of consideration in accordance with the same procedures and pro ration mechanics that apply to the election to be made by the holders of the Common Stock. The amount of Exchange Property receivable upon conversion of any Non-Voting Preferred Stock shall be determined based upon the Applicable Conversion Rate in effect on the date on which such Reorganization Event is consummated.

(c) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of Non-Voting Preferred Stock of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property.

Section IX. Common Stock Share Repurchase Program.

(a) Following March 11, 2024, if the Corporation repurchases its Common Stock, commences a new share repurchase program for Common Stock or modifies a share repurchase program in existence as of such date for Common Stock to increase the size of such share repurchase program (a “Share Repurchase”), CITIC shall be entitled, upon the terms and subject to the conditions hereof, to surrender Common Stock to the Corporation in exchange for the delivery to CITIC of a number of shares of such Non-Voting Preferred Stock that is equal to the product of (x) the applicable Exchanged Common Shares (as defined below) multiplied by (y) the Applicable Conversion Rate. Any exchange of Common Stock for Non-Voting Preferred Stock pursuant hereto is defined herein as an “Exchange.” Subject to Section IX(b) and (c), CITIC may effect an Exchange within 10 Business Days following a determination by CITIC that a Share Repurchase has or would have the effect of increasing the calculation of the percentage of outstanding shares of Common Stock held by CITIC (together with its BHCA Affiliates) above 4.9% by submitting a written request (an “Exchange Notice”) including the following information: (i) the number of shares of Common Stock held by CITIC (together with its BHCA Affiliates) as of the date of the Exchange Notice, (ii) the percentage of outstanding shares of Common Stock held by CITIC (together with its BHCA Affiliates) as described below, (iii) the proposed number of shares of Common Stock to be surrendered by CITIC in exchange for Non-Voting Preferred Stock in the Exchange (the “Exchanged Common Shares”), (iv) the calculation of the applicable Maximum Conversion (as defined below) and (v) the calculation of the percentage of outstanding shares of Common Stock held by CITIC (together with its BHCA Affiliates) following the settlement of the applicable Exchange. For purposes of calculating the percentage of outstanding shares of Common Stock held by CITIC (together with its BHCA Affiliates) referenced in clause (ii) of the immediately preceding sentence, CITIC shall use the Recent Outstanding Common Shares minus the Authorized Repurchases calculated as of the date immediately preceding the Exchange Notice.

(b) The number of Exchanged Common Shares in an Exchange in connection with a Share Repurchase shall not exceed the number of shares of Common Stock determined in accordance with the following formula and rounded to the nearest share (the “Maximum Conversion”):

For purposes of the foregoing formula, the following definitions shall apply:

(i) “M” shall mean the Maximum Conversion;

(ii) “HS” shall mean the number of shares of Common Stock held by CITIC (together with its BHCA Affiliates) as of the date of the Exchange Notice; and

(iii) “OS'” shall mean the Recent Outstanding Common Shares minus the Authorized Repurchases as of the date immediately preceding the Exchange Notice.

(c) Notwithstanding anything to the contrary herein, CITIC shall not be entitled to Exchange into a number of shares of Non-Voting Preferred Stock that would exceed 5,000,000 shares in the aggregate.

(d) The Corporation shall effect the Exchange on the second Business Day following delivery of a valid Exchange Notice.

Section X. Reservation of Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired or created by the Corporation, solely for issuance upon the conversion of shares of Non-Voting Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Non-Voting Preferred Stock then outstanding.

(b) The Corporation hereby covenants and agrees that, for so long as shares of the Common Stock are listed on the NYSE or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Non-Voting Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Non-Voting Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Non-Voting Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section XI. Exclusion of Other Rights.

Except as may otherwise be required by Law, the shares of Non-Voting Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this Certificate of Designation may be amended from time to time). The shares of Non-Voting Preferred Stock shall have no preemptive or subscription rights.

Section XII. Severability of Provisions.

If any voting powers, preferences or relative, participating, optional or other special rights of the Non-Voting Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as this Certificate of Designation may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of Law, all other voting powers, preferences and relative, participating, optional and other special rights of Non-Voting Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Non-Voting Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Non-Voting Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Non-Voting Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

Section XIII. No Reissuance of Non-Voting Preferred Stock.

Any converted or redeemed shares of Non-Voting Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Non-Voting Preferred Stock accordingly and restore such shares to the status of authorized but unissued shares of Preferred Stock.

Section XIV. Additional Authorized Shares.

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designation to the contrary, the Board or any authorized committee of the Board, without the vote of the Holders, may increase or decrease the number of authorized shares of Non-Voting Preferred Stock or other stock ranking junior or senior to, or on parity with, the Non-Voting Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section XV. Determinations.

The Corporation shall be solely responsible for making all calculations called for hereunder. Absent fraud or manifest error, such calculations shall be final and binding on all Holders. The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof. Amounts resulting from any calculation will be rounded, if necessary, to the nearest one ten-thousandth, with five one-hundred thousandths being rounded upwards.

Section XVI. Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Certificate of Designation shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) delivered by means of electronic mail (provided that no “error message” or other notification of non-delivery is generated) or (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to (i) if to the Corporation, 201 Isabella Street, Suite 500, Pittsburgh, Pennsylvania 15212-5858, Attention: Executive Vice President and General Counsel, (ii) if to any Holder, to such Holder at the address listed in the stock record books of the Corporation, or, in each case, to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Section XVII. Taxes.

The Corporation and each Holder shall bear their own expenses in connection with any conversion contemplated by Section III.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by a duly authorized officer as of the 31st day of July, 2024.

ALCOA CORPORATION

By:	/s/ William F. Oplinger
Name: William F. Oplinger
Title: President and Chief Executive Officer

[Signature Page to the Certificate of Designation]